UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 7, 2012

UNIVERSAL HEALTH REALTY

INCOME TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-9321	23-6858580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Universal Corporate Center 367 South Gulph Road King of Prussia, Pennsylvania		19406
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 265-0688

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Officers:

On June 7, 2012, the Compensation Committee (the “Committee”) of the Board of Trustees of Universal Health Realty Income Trust (the “Trust”), in connection with the annual grants of restricted stock to executive officers and other employees of the Trust, and relatively consistent with prior year awards, recommended grants of shares of restricted stock to each of our executive officers as follows: 2,400 restricted shares granted to Alan B. Miller; 1,300 restricted shares granted to Charles F. Boyle; 1,300 restricted shares granted to Cheryl K. Ramagano and 975 restricted shares granted to Timothy J. Fowler. These shares had a grant date fair value, based on the closing sale price of our shares of beneficial interest on June 7, 2012 of $39.05 per share, as follows: $93,720 for Mr. Miller; $50,765 for Mr. Boyle; $50,765 for Ms. Ramagano and $38,074 for Mr. Fowler. These recommendations were approved by the Board of Trustees of the Trust on June 7, 2012. These restricted shares are scheduled to vest on the second anniversary of the date of grant. Dividends declared by the Trust are paid with respect to these shares of restricted stock.

In determining the number of shares of restricted stock granted to each of our named executive officers, the Committee reviewed competitive data prepared by human resource personnel of UHS of Delaware, Inc. (our “Advisor”), a wholly-owned subsidiary of Universal Health Services, Inc. (“UHS”). This data was also reviewed and validated by a third-party consulting firm. The data compared the incentive compensation levels of our executive officers against those of comparable positions in a selected peer group consisting of other comparable advisor-managed healthcare real estate investment trusts (“REITs”) in addition to peer companies of self-managed REITs with similar asset size and comparable dividend yield.

In addition, in recognition of the efforts and contributions of our executive officers in connection with the various previously disclosed acquisitions, divestitures and purchases of third-party minority ownership interests in certain majority-owned limited liability companies, as completed at various times during 2011 and the first quarter of 2012, the Committee recommended one-time, special compensation awards to our executive officers in the form of a cash bonus and/or shares of restricted stock, as follows: $60,000 cash bonus and 1,000 restricted shares (grant date fair value of $39,050) awarded to Mr. Miller; $30,000 cash bonus and 500 restricted shares (grant date fair value of $19,525) awarded to Mr. Boyle; $30,000 cash bonus and 500 restricted shares (grant date fair value of $19,525) awarded to Ms. Ramagano and 250 restricted shares (grant date fair value of $9,763) awarded to Mr. Fowler. These recommendations were approved by the Board of Trustees of the Trust on June 7, 2012. The cash bonuses are payable immediately and the restricted shares are scheduled to vest on the second anniversary of the date of grant. Dividends declared by the Trust are paid with respect to these shares of restricted stock. In determining the amounts of the one-time, special compensation awards to our executive officers, the Committee reviewed and discussed the recommendations made by the human resource personnel of our Advisor, who had reviewed and validated the methodology with a third-party consulting firm.

Trustees:

On June 7, 2012, the Committee recommended increasing the annual compensation for services as a trustee of the Trust, rendered by individuals who are unaffiliated with UHS (“Independent Trustees”), to $20,000 per year from $15,000 per year. The Independent Trustees are Miles L. Berger, James E. Dalton, Jr., Elliot J. Sussman, M.D., and Randall C. Stein. All other Independent Trustee fees (meeting fees, committee-related fees and lead-independent trustee fees) remained unchanged.

In addition, in connection with the annual grants of restricted stock to the non-executive officer trustees of the Trust, and relatively consistent with prior year awards, the Committee recommended grants of 300 shares of restricted stock to each of our non-executive officer trustees (consisting of each of the Independent Trustees mentioned above and Marc D. Miller). These recommendations were approved by the Board of Trustees of the Trust on June 7, 2012. These restricted shares are scheduled to vest on the second anniversary of the date of grant. Dividends declared by the Trust are paid with respect to these shares of restricted stock.

In determining the Independent Trustee fees and the number of shares of restricted stock granted to each of our non-executive officer trustees, the Committee reviewed competitive data prepared by the human resource personnel of our Advisor. This data was also reviewed and validated by a third-party consulting firm. The data compared the compensation levels of our non-executive officer trustees against those of comparable positions in a selected peer group consisting of companies of self-managed REITs with similar asset size and comparable dividend yield.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 7, 2012, the Trust held its 2012 Annual Meeting of Stockholders at the offices of the Trust, at the Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania.

At the Annual Meeting, the Trust’s stockholders voted to elect two Class II members of the Board of Trustees to terms expiring at the Trust’s 2015 Annual Meeting of Stockholders. The final voting results were as follows:

Proposal No. 1: Election of Trustees:

	James E. Dalton, Jr.	Marc D. Miller

Votes cast in favor	6,823,336	7,012,450
Votes withheld	607,814	418,701
Broker non-votes	0	0

Proposal No. 2: The non-binding advisory vote on named executive officer compensation:

Votes cast in favor	7,022,780
Votes cast against	345,382
Votes abstained	62,989
Broker non-votes	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL HEALTH REALTY INCOME TRUST

Date: June 11, 2012	By:	/s/ Charles F. Boyle
	Name:	Charles F. Boyle
	Title:	Vice President and Chief Financial Officer